Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sky Financial Group, Inc. of our report dated June 10, 2004, on the statements of net assets available for benefits of Belmont National Bank 401(k) Profit Sharing Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years ended December 31, 2003 and 2002, which report appears in Belmont National Bank 401(k) Profit Sharing Plan’s Annual Report on Form 11-K for the period ended December 31, 2003.

/s/ SEBER TANS DILLENBECK HOWARD & CRAFT, PLC
Seber Tans Dillenbeck Howard & Craft, PLC

Kalamazoo, Michigan

May 26, 2005